EXHIBIT 99.1

NEWS R ELEASE

AMERICAN EXPLORATION CORP. AND MAINLAND RESOURCES, INC. ANNOUNCE MERGER AGREEMENT

Calgary, Alberta / PR Newswire – March 23, 2010. American Exploration Corporation (OTCBB: AEXP, Frankfurt: EQO) (“American Exploration”) and Mainland Resources, Inc. (OTCBB: MNLU, Frankfurt: 5MN) (“Mainland’) announced today that their respective boards of directors have approved a stock-for-stock merger to be effected under the laws of Nevada, and that the companies have signed a definitive Merger Agreement and Plan of Merger (the “Merger Agreement”).  If the merger is completed, Mainland will be the surviving corporation, and will become vested with all of American Exploration’s assets and property.

Under the terms of the Merger Agreement, American Exploration’s stockholders will receive one share of Mainland common stock for every four shares of American Exploration common stock they own.  Currently, there are approximately 59,718,000 shares of American Exploration common stock outstanding, with the result that approximately 14,929,500 shares of Mainland common stock are anticipated to be issued to former stockholders of American Exploration upon completion of the merger.  Based on the closing market price of Mainland’s common stock of $1.23 per share, as reported by the OTC Bulletin Board, on March 22, 2010, the total share consideration to be issued to American Exploration’s stockholders will be worth approximately $18,363,285, and they will hold approximately 15.6% of the issued and outstanding common stock of Mainland, as the surviving corporation.

The merger will be subject to various conditions, including: the approval of the respective stockholders of each of American Exploration and Mainland; completion within 30 days by each party, to its satisfaction, of due diligence investigation of the other party’s business and affairs to determine the feasibility, economic or otherwise, of the merger; the number of holders of American Exploration common stock exercising dissent rights available to them under Nevada law shall not exceed 5% of the total issued and outstanding shares of American Exploration common stock; the number of holders of Mainland common stock exercising dissent rights available to them under Nevada law shall not exceed 5% of the total issued and outstanding shares of Mainland common stock; each party shall have received a draft fairness opinion (each, a “Fairness Opinion”) of its own independent financial advisor to the effect that, as of the date of the Merger Agreement, the merger is fair from a financial point of view to holders of such party’s stockholders (subject to the assumptions, qualifications and limitations relating to such opinion), and such party’s Board of Directors shall have approved of and accepted such draft Fairness Opinion; and other customary conditions.  In addition, each party’s obligation to consummate the merger is subject to the accuracy of the representations and warranties of the other party and material compliance of the other party with its covenants.

NEWS RELEASE - Cont'd

The ratio (the “Exchange Ratio”) which determines the number of shares of Mainland common stock that are to be issued on completion of the merger for all of the shares of American Exploration common stock is subject to reduction by the shares of American Exploration common stock held by those stockholders, if any, who elect to exercise dissent rights under Nevada law.  The Exchange Ratio also may be adjusted by good faith negotiation between the parties if required, having regard to (a) the results of the due diligence investigation of a party’s business and affairs by the other party, or (b) the Fairness Opinions.

The Merger Agreement also contemplates that: (a) all outstanding common stock options of American Exploration (the “American Exploration Options”) will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable stock options (the “Mainland Exchange Options”); and (b) all of the outstanding common stock purchase warrants of American Exploration (the “American Exploration Warrants”) will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable common stock purchase warrants (the “Mainland Exchange Warrants”).  The number of Mainland Exchange Options and Mainland Exchange Warrants issuable will be determined with reference to the Exchange Ratio.  Currently, the Exchange Ratio is anticipated to be one Mainland Exchange Option or one Mainland Exchange Warrant for every four American Exploration Options or every four American Exploration Warrants, as the case may be.  The Mainland Exchange Options will be exercisable at a price of $1.50 per share; the exercise price of each Mainland Exchange Warrant is anticipated to be determined by multiplying the per share exercise price of the corresponding American Exploration Warrants by four, subject to adjustment if the Exchange Ratio is adjusted.

The Merger Agreement provides that not more than 15,000,000 shares of Mainland common stock shall be issued in exchange for shares of American Exploration common stock pursuant to the merger (exclusive of any shares of Mainland common stocks issued in exchange for shares of American Exploration common stock which are issued upon exercise prior to closing of any outstanding American Exploration Options or American Exploration Warrants).

The foregoing description of the merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement.

For more information on American Exploration, investors should review American Exploration’s filings with the United States Securities Commission at www.sec.gov.

For more information on Mainland, investors should review the Mainland's filings with the United States Securities Commission at www.sec.gov.

About American Exploration Corp.

American Exploration Corp. is engaged in the exploration and development of oil and gas prospects with the potential for discovery of new or unconventional hydrocarbon resources in the continental United States.

NEWS RELEASE - Cont'd

Contact:

Mr. Steve Harding
Tel. 403-233-8484

American Exploration Corp.
Suite 700, 407 2nd St. SW
Calgary, Alberta T2P 2Y3
Canada